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                                                                      EXHIBIT 99


PALL CORPORATION APPOINTS ITS PRESIDENT MARCUS WILSON AS CHIEF FINANCIAL OFFICER


East Hills, NY (October 22, 2004) -- Pall Corporation (NYSE:PLL) today reported the resignation of John Adamovich, Jr., its Group Vice President, Treasurer and Chief Financial Officer. Mr. Adamovich leaves Pall Corporation after six years as CFO to join a subsidiary of Cablevision Systems Corporation.


Eric Krasnoff, Chairman and CEO, said, "John is a talented executive who has served Pall Corporation and its shareholders well. We wish him continued success in his new position."


Mr. Krasnoff continued, "Marcus Wilson, Pall's President, will assume the additional role of Chief Financial Officer. Marc is a Chartered Management Accountant and held the position of Financial Director for our European businesses for many years. Reporting to Marc is Lisa McDermott, Vice President - Finance. Lisa has been with Pall Corporation since December, 1999 and is also the company's Chief Accounting Officer."


ABOUT PALL CORPORATION


Pall Corporation is the leader in the rapidly growing fields of filtration, separations and purification. Pall's business is organized around two broad markets: Life Sciences and Industrial. The company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceuticals, transfusion medicine, semiconductors, municipal drinking water, aerospace and broad industrial markets. Total revenues are $1.77 billion. The company headquarters are in East Hills, New York with operations in about 40 countries. Visit Pall at www.pall.com.



CONTACT

Diane Foster
Pall Corporation
Phone: 516-801-9246
Email: dfoster@pall.com